Macy’s, Inc. Fourth Quarter and Full-Year 2021 Results Exceed Expectations

Comparable sales up 28.3% on an owned basis and up 27.8% on an owned-plus-licensed basis versus Q4 2020; up 6.6% and up 6.1%, respectively, versus Q4 2019

Digital sales up 12% over Q4 2020, up 36% over Q4 2019

7.2 million new customers shopped the Macy's brand, an 11% increase over Q4 2019

Q4 Diluted EPS of $2.44 and Adjusted diluted EPS of $2.45

Generated $2.7 billion in Operating Cash Flow and $2.3 billion in Free Cash Flow in FY 2021

New $2 billion share repurchase program authorized after completing current $500 million program and raised quarterly dividend by 5%

February 22, 2022— Macy’s, Inc. (NYSE: M) today reported financial results for the fourth quarter and fiscal 2021 and provided 2022 guidance.

“Our results in the fourth quarter delivered a strong end to a solid year. I am proud that Macy’s, Inc. outperformed expectations on both the top and bottom lines every quarter in 2021, despite COVID-19 related disruptions, supply chain issues, labor shortages and elevated inflation,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “Our business has momentum and is serving more customers at more touchpoints in their shopping journey.”

“Our team began the large-scale work of transforming Macy’s, Inc. two years ago when we launched the Polaris strategy, and today we believe the evidence is clear – our business is stronger, more agile, and financially healthier. We are more digitally led and customer centric and believe we are better positioned for long-term sustainable and profitable growth,” Gennette continued. “Thanks to the hard work of our colleagues, successful execution of Polaris, and the strategic allocation of our capital, we believe we are well-positioned to successfully navigate the macro-economic headwinds we expect in 2022.”

Fourth Quarter 2021 Highlights

In addition to prior year comparisons, Macy’s, Inc. is providing comparisons to 2019 to benchmark its performance given the impact of the pandemic last year.

•	Diluted earnings per share of $2.44 and Adjusted diluted earnings per share of $2.45 both exceeded expectations for the quarter.
•	This compares to diluted earnings per share of $0.50 and Adjusted diluted earnings per share of $0.80 in the fourth quarter of 2020.
•	This compares to diluted earnings per share of $1.09 and Adjusted diluted earnings per share of $2.12 in the fourth quarter of 2019.

•	Comparable sales up 28.3% on an owned basis and up 27.8% on an owned-plus-licensed basis versus the fourth quarter of 2020; up 6.6% and up 6.1%, respectively, versus the fourth quarter of 2019.

•	Digital sales increased 12% versus the fourth quarter of 2020 and increased 36% versus the fourth quarter of 2019.
•	Digital penetration was 39% of net sales, a 5-percentage point decline from the fourth quarter of 2020, but a 9-percentage point improvement over the fourth quarter of 2019.

•	Highlights of the company's nameplates include:

•

Macy’s comparable sales were up 27.3% on an owned basis and up 26.5%, on an owned-plus-licensed basis versus the fourth quarter of 2020, and up 5.9% and 5.2%, respectively, versus the fourth quarter of 2019.

•

Approximately 7.2 million new customers shopped the Macy's brand during the quarter, an 11% increase versus the fourth quarter of 2019. During the fourth quarter of 2021, 58% of new customers came through the digital channel.

•

During the quarter, Star Rewards program members made up approximately 66% of the total Macy's brand comparable owned plus licensed sales, up approximately 8 percentage points versus fourth quarter 2019.

•	Platinum, Gold and Silver customers in the Star Rewards Loyalty program continued to engage, with the average customer spend up 9% versus the fourth quarter of 2019.
•	The Bronze segment of the Star Rewards Loyalty program, its youngest and most diverse loyalty tier, continued to grow with the addition of 3.5 million new members during the quarter.
•	Categories that were solid throughout the pandemic, including home, fragrances, jewelry, watches and sleepwear, continued to see strong sales performance.
•

For Macy’s omnichannel markets, more than 58% of the markets with stores saw omnichannel sales growth over the fourth quarter of 2019 levels, representing 80% of comparable owned plus licensed sales, and with more than half of them growing 10% or more.

•

Bloomingdale’s comparable sales on an owned basis were up 37.8% and on an owned-plus-licensed basis were up 37.6% versus the fourth quarter of 2020, and up 13.0% and 13.0%, respectively, versus the fourth quarter of 2019.

•	Approximately 391,000 new customers shopped the Bloomingdale’s brand during the quarter, a 26% increase versus the fourth quarter of 2019 and spent 41% more.
•	The company continued to see strong performance from luxury throughout the fourth quarter.
•	Results were driven by strong sales of luxury handbags, fine jewelry, men’s shoes and contemporary, fragrances and home.
•

Bluemercury comparable sales were up 30.9% on an owned and owned-plus-licensed basis versus the fourth quarter of 2020, and up 3.1% on an owned and owned-plus-licensed basis versus the fourth quarter of 2019.

•	The activation and return of customers to stores coupled with the continued growth in digital drove the strong sales performance during the quarter.

•	Gross margin for the quarter was 36.5%, up from 33.7% in the fourth quarter of 2020 and down 30 basis points from the fourth quarter of 2019.
•	Improvement as a result of merchandise margin was largely due to benefits from pricing, promotion and inventory productivity enhanced by the Polaris strategy.
•	Delivery expense as a percent of net sales increased 190 basis points from the fourth quarter of 2019, due to increased digital penetration and holiday delivery expense surcharges.

•	Selling, general and administrative (“SG&A”) expense of $2.4 billion, a $384 million increase from the fourth quarter of 2020 and an $80 million decline from the fourth quarter of 2019.
•	SG&A expense as a percent of sales was 28.0%, an improvement of 220 basis points from the fourth quarter of 2020 and 210 basis points from the fourth quarter of 2019.
•

The quarter benefited from strong expense leverage in conjunction with growing sales driven by disciplined expense management and improved productivity resulting from the company's Polaris strategy, including the permanent cost savings realized in 2020.

•	Net credit card revenue of $264 million, up $6 million from the fourth quarter of 2020 and up $25 million from the fourth quarter of 2019.
•	Represented 3.0% of sales, 80 basis points lower than the fourth quarter of 2020 and 10 basis points higher than the fourth quarter of 2019.
•	Performance continued to be driven by improved bad debt levels due to strong customer credit health.

Full-Year 2021 Highlights

•	Diluted earnings per share of $4.55 and Adjusted diluted earnings per share of $5.31 both exceeded expectations for the year.
•	This compares to a diluted loss per share of $(12.68) and an Adjusted diluted loss per share of $(2.21) in 2020.
•	This compares to diluted earnings per share of $1.81 and Adjusted diluted earnings per share of $2.91 in 2019.

•	Comparable sales up 43.0% on an owned basis and up 42.9% on an owned-plus-licensed basis versus 2020; up 3.1% and up 3.0%, respectively, versus 2019.

•	Macy’s brand active customer count increased 18% over 2020 and 1% over 2019 to 44 million.
•	For the full year, after eliminating repeat visits between quarters, Macy’s new customers increased 40% over 2020 and 26% over 2019 to 19.4 million.

•	Digital sales increased 13% versus 2020 and increased 39% versus 2019.
•	Digital penetration was 35% of net sales, a 9-percentage point decline from 2020, but a 10-percentage point improvement over 2019.

•	Gross margin for the year was 38.9%, up from 29.2% in 2020 and up 70 basis points from 2019.
•	Improvement as a result of merchandise margin was largely due to benefits from pricing, promotion and inventory productivity enhanced by the Polaris strategy.
•	Delivery expense as a percent of net sales increased 200 basis points from 2019, due to increased digital penetration.

•	Inventory turnover for the year increased 21% over 2020 and 22% over 2019.
•	Inventory was up 16% from 2020 and down 16% versus 2019.
•	Inventory productivity driven by further evolving and scaling our data science and maintaining disciplined buying behavior.

•	SG&A expense of $8.0 billion, a $1.3 billion increase from 2020 and a $951 million decline from 2019.
•	SG&A expense as a percent of sales was 32.9%, an improvement of 610 basis points from 2020 and 370 basis points from 2019.
•

The year benefited from strong expense leverage driven by disciplined expense management, improved productivity resulting from the company's Polaris strategy, including the permanent cost savings realized in 2020, and the number of open job positions during the year.

•	Net credit card revenue of $832 million, up $81 million from 2020 and up $61 million from 2019.
•	Represented 3.4% of sales, 90 basis points lower than 2020 and 30 basis points higher than 2019.
•	Performance driven by improved bad debt levels from strong customer credit health.

Financial Highlights

All amounts in millions except percentages and per share figures	Fourth Quarter			Full Year
	2021	2020	2019	2021	2020	2019
Net sales	$8,665	$6,780	$8,337	$24,460	$17,346	$24,560
Comparable Sales versus 2020
Owned	28.3%			43.0%
Owned plus licensed	27.8%			42.9%
Comparable Sales versus 2019
Owned	6.6%			3.1%
Owned plus licensed	6.1%			3.0%
Net Income (loss)	$742	$160	$340	$1,430	$(3,944)	$564
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)	$1,232	$636	$777	$3,194	$(3,546)	$1,924
Diluted earnings (loss) per share (EPS)	$2.44	$0.50	$1.09	$4.55	$(12.68)	$1.81
Adjusted Net income (loss)	$745	$253	$661	$1,668	$(688)	$906
Adjusted EBITDA	$1,247	$789	$1,160	$3,320	$117	$2,336
Adjusted Diluted EPS	$2.45	$0.80	$2.12	$5.31	$(2.21)	$2.91

Enhancing Shareholder Value

“We generated $2.3 billion in free cash flow this year – a significant amount that allowed us to return capital to shareholders through our measured capital allocation plan while meaningfully improving the health of our balance sheet,” said Adrian Mitchell, chief financial officer of Macy’s, Inc. “The strength of our financial position offers the flexibility in 2022 to continue investing in growth opportunities, navigate the dynamic macro environment with agility, and further deliver on our commitment to enhance shareholder value.”

During 2021, Macy’s, Inc.’s strong performance allowed it to take significant actions to strengthen its financial position and return capital to shareholders. And today, coupling 2021 performance with the long-term outlook, the company is announcing further actions to enhance shareholder value:

•	The company voluntarily retired debt early in 2021, driving its year-end Adjusted Debt-to-Adjusted EBITDAR leverage ratio well below the company’s 2021 target of no more than 2.5x.
•

The company reinstated its regular quarterly dividend in 2021 and today reported its board of directors declared a regular quarterly dividend of 15.75 cents per share on Macy's, Inc.’s common stock, an increase of approximately 5%. The dividend is payable on April 1, 2022 to shareholders of record at the close of business on March 15, 2022.

•

The company successfully completed its $500 million share repurchase program in the fourth quarter of 2021, and in total repurchased approximately 20.5 million shares during the year. The company’s board of directors has authorized a new, open-ended $2 billion share repurchase program.

Results of Comprehensive Business Review

The company’s Board of Directors, with the assistance of independent financial, legal and third-party advisors and the company’s management team, completed a lengthy comprehensive review of the company’s e-commerce and brick-and-mortar operations to consider the best path forward for Macy’s, Inc. to enhance value for shareholders. The review included the evaluation of a variety of alternatives for the company’s e-commerce business. Ultimately, based on the work completed, the Board determined that an integrated, omnichannel Macy’s, Inc. with an acceleration of certain Polaris initiatives, will deliver greater value to our shareholders than a separation of digital and physical assets at either the enterprise or brand levels. Key to the Board’s decision-making were the high separation costs and ongoing costs from operating separated businesses, as well as high execution risk for the business and the company’s customers. As a result of the review, the company is accelerating Polaris initiatives that span digital, brand partners, private label, marketing and loyalty and the expansion of off-mall, small-format Market by Macy’s and Bloomie’s stores.

“We are more confident in our path forward as one integrated company. The Board’s review reaffirmed our conviction that we are pursuing a robust strategy, and it provided us with greater clarity on several initiatives that could be further accelerated to unlock additional value for our shareholders, which we are pursuing,” said Gennette. “Our team will continue our work to deliver an even bolder and brighter future for Macy’s, Inc. and all its stakeholders, including our shareholders, our colleagues and our customers.”

2022 Guidance

Macy’s, Inc. anticipates positive momentum in 2022 supported by the Polaris initiatives and strong consumer demand.  At the same time, the company expects macro environment challenges such as inflation, supply chain pressures, labor shortages and potential COVID-19 variants. The company’s annual guidance reflects a measured plan based on these assumptions.

Fiscal 2022
Net sales	$24,460 million to $24,700 million Flat to up 1.0% growth versus 2021
Comparable owned plus licensed sales three-year CAGR*	Approximately 1.1% - 1.4%
Adjusted EBITDA as a percent of sales	11.0% - 11.5%
Adjusted diluted earnings per share	$4.13 - $4.52

*Compound Annual Growth Rate (CAGR)

Conference Call and Webcasts

A webcast of Macy's, Inc.’s call with analysts and investors to report its fourth quarter and full-year 2021 sales and earnings will be held today (February 22, 2022) at 8:00 a.m. ET.  Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com/investors. Analysts and investors may call in on 1-800-458-4121, passcode 7189632. A replay of the conference call and slides can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom.

Adrian Mitchell, chief financial officer of Macy’s, Inc., will participate in a fireside chat at the UBS Global Consumer and Retail Conference at 9:00 a.m. ET on March 9, 2022. Media and investors may access a live audio webcast of the presentation at www.macysinc.com. A replay of the webcast will also be available on the company’s website.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

About Macy’s, Inc.

At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. For more information, visit macysinc.com.

Forward-Looking Statements

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including the effects of the COVID-19 pandemic on Macy's customer demand and supply chain, as well as its consolidated results of operation, financial position and cash flows, Macy’s ability to successfully implement its Polaris strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, labor shortages, the amount and timing of future dividends and share repurchases and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended January 30, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2021. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media - Karina Frayter

media@macys.com

Investors - Mike McGuire

investors@macys.com

MACY’S, INC.

Consolidated Statements of Operations (Unaudited)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended January 29, 2022		13 Weeks Ended January 30, 2021
		% to		% to
	$	Net sales	$	Net sales

Net sales	$8,665		$6,780

Credit card revenues, net	264	3.0%	258	3.8%

Cost of sales	(5,506)	(63.5%)	(4,498)	(66.3%)

Selling, general and administrative expenses	(2,429)	(28.0%)	(2,045)	(30.2%)

Gains on sale of real estate	30	0.3%	40	0.6%

Impairment, restructuring and other costs	(9)	(0.1%)	(134)	(2.0%)

Operating income	1,015	11.7%	401	5.9%

Benefit plan income, net	17		17

Settlement charges	(6)		(19)

Interest expense, net	(44)		(84)

Financing costs	—		(1)

Income before income taxes	982		314

Federal, state and local income tax expense (Note 2)	(240)		(154)

Net income	$742		$160

Basic earnings per share	$2.50		$0.51

Diluted earnings per share	$2.44		$0.50

Average common shares:
Basic	296.5		311.4
Diluted	304.8		316.6

End of period common shares outstanding	292.4		310.5

Supplemental Financial Measures:
Gross Margin (Note 3)	$3,159	36.5%	$2,282	33.7%
Depreciation and amortization expense	$206		$237

MACY’S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	52 Weeks Ended January 29, 2022		52 Weeks Ended January 30, 2021
		% to		% to
	$	Net sales	$	Net sales

Net sales	$24,460		$17,346

Credit card revenues, net	832	3.4%	751	4.3%

Cost of sales	(14,956)	(61.1%)	(12,286)	(70.8%)

Selling, general and administrative expenses	(8,047)	(32.9%)	(6,767)	(39.0%)

Gains on sale of real estate	91	0.4%	60	0.3%

Impairment, restructuring and other costs (Note 1)	(30)	(0.1%)	(3,579)	(20.6%)

Operating income (loss)	2,350	9.6%	(4,475)	(25.8%)

Benefit plan income, net	66		54

Settlement charges	(96)		(84)

Interest expense, net	(255)		(280)

Financing costs	—		(5)

Losses on early retirement of debt	(199)		—

Income (loss) before income taxes	1,866		(4,790)

Federal, state and local income tax benefit (expense) (Note 2)	(436)		846

Net income (loss)	$1,430		$(3,944)

Basic earnings (loss) per share	$4.66		$(12.68)

Diluted earnings (loss) per share	$4.55		$(12.68)

Average common shares:
Basic	306.8		311.1
Diluted	314.0		311.1

End of period common shares outstanding	292.4		310.5

Supplemental Financial Measures:
Gross Margin (Note 3)	$9,504	38.9%	$5,060	29.2%
Depreciation and amortization expense	$874		$959

MACY’S, INC.

Consolidated Balance Sheets (Unaudited) (Note 1)

(millions)

	January 29, 2022	January 30, 2021

ASSETS:

Current Assets:

Cash and cash equivalents	$1,712	$1,679

Receivables	297	276

Merchandise inventories	4,383	3,774

Prepaid expenses and other current assets	366	455

Total Current Assets	6,758	6,184

Property and Equipment – net	5,665	5,940

Right of Use Assets	2,808	2,878

Goodwill	828	828

Other Intangible Assets – net	435	437

Other Assets	1,096	1,439

Total Assets	$17,590	$17,706

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:

Short-term debt	$—	$452

Merchandise accounts payable	2,222	1,978

Accounts payable and accrued liabilities	3,086	2,927

Income taxes	108	—

Total Current Liabilities	5,416	5,357

Long-Term Debt	3,295	4,407

Long-Term Lease Liabilities	3,098	3,185

Deferred Income Taxes	983	908

Other Liabilities	1,177	1,296

Shareholders' Equity	3,621	2,553

Total Liabilities and Shareholders’ Equity	$17,590	$17,706

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited) (Note 4)

(millions)

	52 Weeks Ended January 29, 2022	52 Weeks Ended January 30, 2021
Cash flows from operating activities:
Net income (loss)	$1,430	$(3,944)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment, restructuring and other costs	30	3,579
Settlement charges	96	84
Depreciation and amortization	874	959
Benefit plans	34	47
Stock-based compensation expense	55	31
Gains on sale of real estate	(91)	(60)
Deferred income taxes	19	(327)
Amortization of financing costs and premium on acquired debt	70	18
Changes in assets and liabilities:
(Increase) decrease in receivables	(21)	132
(Increase) decrease in merchandise inventories	(610)	1,406
(Increase) decrease in prepaid expenses and other current assets	(39)	51
Increase in merchandise accounts payable	218	237
Increase (decrease) in accounts payable and accrued liabilities	245	(759)
Increase (decrease) in current income taxes	588	(617)
Change in other assets and liabilities	(186)	(188)
Net cash provided by operating activities	2,712	649
Cash flows from investing activities:
Purchase of property and equipment	(354)	(338)
Capitalized software	(243)	(128)
Disposition of property and equipment	164	113
Other, net	63	28
Net cash used by investing activities	(370)	(325)
Cash flows from financing activities:
Debt issued	975	2,780
Debt issuance costs	(9)	(95)
Debt repaid	(2,589)	(2,049)
Debt repurchase premium and expenses	(152)	—
Dividends paid	(90)	(117)
Increase (decrease) in outstanding checks	(23)	181
Acquisition of treasury stock	(500)	(1)
Issuance of common stock	7	—
Net cash provided (used) by financing activities	(2,381)	699
Net increase (decrease) in cash, cash equivalents and restricted cash	(39)	1,023
Cash, cash equivalents and restricted cash beginning of period	1,754	731
Cash, cash equivalents and restricted cash end of period	$1,715	$1,754

MACY’S, INC.

Consolidated Financial Statements (Unaudited)

Notes:

(1)

The 52 weeks ended January 30, 2021 also included non-cash impairment charges totaling $3.3 billion, which consisted of $3.1 billion of a non-cash goodwill impairment charge and $200 million impairment charge on long-lived tangible and right of use assets.

(2)

Income tax expense of $240 million and $436 million, or 24.3% and 23.4% of pretax income, for the 13 and 52 weeks ended January 29, 2022, respectively, reflect a different effective tax rate as compared to the company’s federal income tax statutory rate of 21% driven primarily by the impact of state and local taxes.

The income tax expense of $154 million and income tax benefit of $846 million, or 49.0% and 17.7% of pretax income and loss, respectively, for the 13 and 52 weeks ended January 30, 2021, reflected a different projected benefit rate as compared to the company's federal income tax statutory rate of 21% primarily due to the carryback of net operating losses as permitted under the CARES Act. For the 52 weeks ended January 30, 2021, the benefit of the available carryback of net operating losses was offset by the impact of the non-tax deductible component of the goodwill impairment charge and additional income tax expense associated with the deferred tax remeasurement recognized during the first quarter of 2020.

(3)	Gross margin is defined as net sales less cost of sales.

(4)	Restricted cash of $3 million and $75 million have been included with cash and cash equivalents for the 52 weeks ended January 29, 2022 and January 30, 2021, respectively.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance.  Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated.  Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment.  In addition, management believes that excluding certain items from EBITDA, net income (loss) and diluted earnings (loss) per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods. Management also believes free cash flow provides a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustment for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

The company does not provide reconciliations of the forward-looking non-GAAP measures of adjusted EBITDA, diluted earnings per share, comparable sales on an owned plus licensed basis, and free cash flows to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP.  Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance.  Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales.  The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures.  As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Changes in Comparable Sales – 13 Weeks Ended January 29, 2022

Macy's, Inc.	Comparable Sales vs. 13 Weeks Ended January 30, 2021	Comparable Sales vs. 13 Weeks Ended February 1, 2020

Increase in comparable sales on an owned basis (Note 5)	28.3%	6.6%

Comparable sales impact of departments licensed to third parties (Note 6)	(0.5%)	(0.5%)

Increase in comparable sales on an owned plus licensed basis	27.8%	6.1%

Macy's	Comparable Sales vs. 13 Weeks Ended January 30, 2021	Comparable Sales vs. 13 Weeks Ended February 1, 2020

Increase in comparable sales on an owned basis (Note 5)	27.3%	5.9%

Comparable sales impact of departments licensed to third parties (Note 6)	(0.8%)	(0.7%)

Increase in comparable sales on an owned plus licensed basis	26.5%	5.2%

Bloomingdale's	Comparable Sales vs. 13 Weeks Ended January 30, 2021	Comparable Sales vs. 13 Weeks Ended February 1, 2020

Increase in comparable sales on an owned basis (Note 5)	37.8%	13.0%

Comparable sales impact of departments licensed to third parties (Note 6)	(0.2%)	0.0%

Increase in comparable sales on an owned plus licensed basis	37.6%	13.0%

Bluemercury	Comparable Sales vs. 13 Weeks Ended January 30, 2021	Comparable Sales vs. 13 Weeks Ended February 1, 2020

Increase in comparable sales on an owned basis (Note 5)	30.9%	3.1%

Comparable sales impact of departments licensed to third parties (Note 6)	0.0%	0.0%

Increase in comparable sales on an owned plus licensed basis	30.9%	3.1%

Changes in Comparable Sales – 52 Weeks Ended January 29, 2022

Macy's, Inc.	Comparable Sales vs. 52 Weeks Ended January 30, 2021	Comparable Sales vs. 52 Weeks Ended February 1, 2020

Increase in comparable sales on an owned basis (Note 5)	43.0%	3.1%

Comparable sales impact of departments licensed to third parties (Note 6)	(0.1%)	(0.1%)

Increase in comparable sales on an owned plus licensed basis	42.9%	3.0%

Notes:

(5)

Represents the period-to-period percentage change in net sales from stores in operation during the 13 and 52 weeks ended January 29, 2022 and the 13 and 52 weeks ended January 30, 2021 and February 1, 2020, respectively. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties.  Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. No stores have been excluded as a result of the COVID-19 pandemic. Definitions and calculations of comparable sales may differ among companies in the retail industry.

(6)

Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales.  The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales.  In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales.  The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis).  The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:

•	EBITDA and adjusted EBITDA are reconciled to GAAP net income (loss).
•	Adjusted net income (loss) is reconciled to GAAP net income (loss).
•	Adjusted diluted earnings (loss) per share is reconciled to GAAP diluted earnings (loss) per share.
•	Free cash flow is reconciled to GAAP net cash provided by operating activities.

EBITDA and Adjusted EBITDA

	13 Weeks Ended January 29, 2022	13 Weeks Ended January 30, 2021	13 Weeks Ended February 1, 2020

Net income	$742	$160	$340

Interest expense, net	44	84	42

Losses on early retirement of debt	—	—	30

Financing costs	—	1	—

Federal, state and local income tax expense	240	154	109

Depreciation and amortization	206	237	256

EBITDA	1,232	636	777

Impairment, restructuring and other costs	9	134	337

Settlement charges	6	19	46

Adjusted EBITDA	$1,247	$789	$1,160

	52 Weeks Ended January 29, 2022	52 Weeks Ended January 30, 2021	52 Weeks Ended February 1, 2020

Net income (loss)	$1,430	$(3,944)	$564

Interest expense, net	255	280	185

Losses on early retirement of debt	199	—	30

Financing costs	—	5	—

Federal, state and local income tax (benefit) expense	436	(846)	164

Depreciation and amortization	874	959	981

EBITDA	3,194	(3,546)	1,924

Impairment, restructuring and other costs	30	3,579	354

Settlement charges	96	84	58

Adjusted EBITDA	$3,320	$117	$2,336

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share

	13 Weeks Ended January 29, 2022		13 Weeks Ended January 30, 2021		13 Weeks Ended February 1, 2020
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share

As reported	$742	$2.44	$160	$0.50	$340	$1.09

Impairment, restructuring and other costs	9	0.03	134	0.42	337	1.08

Settlement charges	6	0.02	19	0.06	46	0.15

Losses on early retirement of debt	—	—	—	—	30	0.10

Financing costs	—	—	1	0.01	—	—

Income tax impact of certain items identified above	(12)	(0.04)	(61)	(0.19)	(92)	(0.30)

As adjusted	$745	$2.45	$253	$0.80	$661	$2.12

	52 Weeks Ended January 29, 2022		52 Weeks Ended January 30, 2021		52 Weeks Ended February 1, 2020
	Net Income	Diluted Earnings Per Share	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Net Income	Diluted Earnings Per Share

As reported	$1,430	$4.55	$(3,944)	$(12.68)	$564	$1.81

Impairment, restructuring and other costs	30	0.10	3,579	11.50	354	1.13

Settlement charges	96	0.31	84	0.27	58	0.19

Losses on early retirement of debt	199	0.63	—	—	30	0.10

Financing costs	—	—	5	0.02	—	—

Income tax impact of certain items identified above	(87)	(0.28)	(412)	(1.32)	(100)	(0.32)

As adjusted	$1,668	$5.31	$(688)	$(2.21)	$906	$2.91

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Free Cash Flow

52 Weeks Ended January 29, 2022

Net cash provided by operating activities	$2,712

Purchase of property and equipment	(354)

Capitalized software	(243)

Disposition of property and equipment	164

Free cash flow	$2,279